EXHIBIT 4.2

Officer’s Certificate in Support of Legal Opinion

December 15, 2010

This certificate is being furnished to Munger, Tolles & Olson LLP in connection with the rendering of legal opinions by Munger, Tolles & Olson LLP (the “Opinion”) at the request of Berkshire Hathaway Finance Corporation (the “Issuer”), a Delaware corporation and a wholly owned subsidiary of Berkshire Hathaway Inc., a Delaware corporation (the “Guarantor”), to Goldman, Sachs & Co. (the “Underwriter”) in connection with the issuance and sale by the Issuer to the Underwriter of $500,000,000 aggregate principal amount of the Issuer’s 2.45% Senior Notes due 2015 (the “Notes”), which will be guaranteed as to the payment of principal and interest pursuant to a guarantee of the Guarantor (the “Guarantee” and, together with the Notes, the “Securities”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Opinion.

1. The undersigned, Marc D. Hamburg, is the President of the Issuer and is the Senior Vice President and Chief Financial Officer of Guarantor, and as such is familiar with the business and affairs of Issuer and is authorized to execute and deliver this Officer’s Certificate to Munger, Tolles & Olson LLP on behalf of Issuer and the Guarantor.

2. Attached as Exhibit A hereto is a true, complete, and correct copy of each of the following: (i) the Restated Certificate of Incorporation or the Issuer and the Guarantor, which are each in full force and effect as of the date hereof, and no amendment, modification or rescission thereof is pending, (ii) the By-laws of the Issuer and the Guarantor, which are each in full force and effect as of the date hereof, and no amendment, modification or rescission thereof is pending and (iii) the resolutions duly adopted by the Board of Directors of Issuer and the Guarantor, which authorize the execution and delivery by Issuer and the Guarantor of, and the performance by them of their respective obligations under, the Underwriting Agreement, the Indenture and the Securities, as applicable, and the consummation of the transactions contemplated thereby (the “Resolutions”). The Resolutions are in full force and effect on the date hereof in the form attached, and there are no other resolutions of the Boards of Directors of Issuer or the Guarantor nor are there other resolutions of Issuer or Guarantor that are otherwise relevant to the Underwriting Agreement, the Indenture or the Securities or any of the transactions contemplated thereby.

3. Guarantor is not a party to, nor are any of its properties bound by, any agreement, contract, indenture or instrument, other than such agreements, contracts, indentures or instruments which are not material to Guarantor and its subsidiaries taken as a whole.

4. The issue and sale of the Securities, and the compliance by Issuer and the Guarantor with all of the provisions of the Securities, the Transaction Documents and the Agreement, and the consummation of the transactions herein and therein contemplated, will not (A) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Issuer or the Guarantor is a party, (B) violate the provisions of their respective Restated Certificate of Incorporation or By-laws (as amended through the date of this opinion) or (C) violate any order known to the undersigned to be applicable to them of any court or governmental agency or body having jurisdiction over them, except, in the case of clauses (A) and (C) any such conflict, breach, violation, or default which would not reasonably be expected to have a Material Adverse Effect.

5. No consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body having jurisdiction over Issuer or the Guarantor is required under the specified laws for the issue and sale of the Securities or the execution and delivery of the Transaction Documents, except such as have already been obtained or made and are in full force and effect, or as may be required for the registration of the Securities under the Securities Act, the qualification of the Indenture under the Trust Indenture Act and such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Securities by the Underwriter, or as to which the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect.

6. With respect to the Opinion to be rendered by Munger, Tolles & Olson LLP that neither the Issuer nor the Guarantor is an “investment company” within the meaning of the Investment Company Act of 1940, as amended:

(a) Neither Issuer nor Guarantor is and neither does hold itself out as being engaged primarily, and neither proposes to engage primarily, in the business of investing, reinvesting or trading in securities. For this purpose, “engaged primarily” means that at least 50% of a company’s earnings are derived from, or at least 50% of its assets are devoted to, the business of investing, reinvesting or trading in securities.

(b) Neither Issuer nor Guarantor is and neither has been engaged, and neither is engaged, nor proposes to engage, in the business of issuing “face-amount certificates of the installment type,” and no such certificate is outstanding. In this regard:

“Face-amount certificate of the installment type” means any security obligating Issuer to pay a fixed or determinable sum or sums at a fixed or determinable date or dates more than 2 years after issuance in return for periodic installment payments of a stated or determinable amount.

(c) Neither Issuer nor Guarantor (i) is engaged, nor proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities, and (ii) owns nor proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of government securities and cash items) on an unconsolidated basis. In this regard:

“Investment securities” means all securities except (i) government securities, (ii) securities issued by employees’ securities companies, and (iii) securities issued by majority-owned subsidiaries, except that securities issued by majority-owned subsidiaries are “investment securities” if that subsidiary (1) (x) is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities, (y) engages, proposes to engage, or has been engaged in the business of issuing face amount certificates of the installment type and has any such certificate outstanding, or (z) both (I) engages, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and (II) owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of government securities and cash items) on an unconsolidated basis or (2) relies on the exception from the definition of “investment company” in Section 3(c)(1) or 3(c)(7) of the Investment Company Act of 1940, as amended.

The undersigned acknowledges that he has reviewed the Opinion and confirms to Munger, Tolles & Olson LLP that it may rely on this Officer’s Certificate in connection with the rendering of the Opinion.

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IN WITNESS WHEREOF, the undersigned has executed this Officer’s Certificate on behalf of Berkshire Hathaway Finance Corporation and Berkshire Hathaway Inc. as of the date first written above.

BERKSHIRE HATHAWAY FINANCE CORPORATION

/s/ Marc D. Hamburg
Marc D. Hamburg President

BERKSHIRE HATHAWAY INC.

/s/ Marc D. Hamburg
Marc D. Hamburg Senior Vice President and Chief Financial Officer